UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2013

MVP REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 WEST SUNSET ROAD, SUITE 240
LAS VEGAS, NEVADA 89148
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

MVP REIT, Inc., a Maryland corporation (the “Company”), announced that it has entered into a purchase agreement to purchase a parking lot and the related pay-to-park operations located at 1236 E. Airport Drive, Ontario, California. The parking lot is close to Ontario International Airport and primarily serves airport travelers.

The purchase price is Four Million Nine Hundred Thousand Dollars ($4,900,000), with a payment of Two Million Seven Hundred Thousand Dollars ($2,700,000) at the closing of the purchase and the seller of the property has agreed to carry back a note for the remaining Two Million Two Hundred Thousand Dollars ($2,200,000), payable in monthly interest only payments of approximately $7,800 at 4.25% per annum with the principal due in twelve (12) months after the closing.

The closing of the purchase is subject to completion of the due diligence review of the property to the Company's satisfction, which review must be completed within seventy-five (75) days.  The Company can terminate the purchase agreement at any time prior to the end of the seventy-five (75) day period.  If terminated, the seller shall retain the Company’s $50,000 non-refundable deposit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 7, 2013

MVP REIT, INC.

By: __/s/ Dustin Lewis_______________

       Dustin Lewis

       Chief Financial Officer